UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2018

NEONODE INC.

(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 1-35526

Delaware	94-1517641
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Storgatan 23C, 11455, Stockholm, Sweden

(Address of principal executive offices, including Zip Code)

+46 (0) 8 667 17 17

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2018, Neonode Inc. announced that Håkan Persson will become the Chief Executive Officer of Neonode commencing April 1, 2018.

Mr. Persson, age 57, previously served from November 2013 through January 2018 as Chief Executive Officer of Precise Biometrics AB, which provides fingerprint software and mobile smart card readers for digital authentication of identity and is publicly listed on the Nasdaq Stockholm. Prior to that, he served during 2013 as Interim Manager Linux operations at Enea AB, an information technology company which provides operating systems and related services. Prior to that, he served from 2010 to 2012 as Chief Executive Officer of Scalado AB, which provides imaging technologies, applications, and services to the mobile industry. In addition, Mr. Persson has previously served in executive positions at various public and private companies including IBM, Aspiro AB, Telelogic AB, and Telia Mobile International.

Neonode also entered into an employment agreement on February 12, 2018 with Mr. Persson in connection with his appointment to the position of Chief Executive Officer. Upon the commencement of his employment, Mr. Persson will be entitled to a gross monthly salary of 166,000 SEK (approximately US$20,500) per month. His salary will be reviewed in February 2019 and thereafter on an annual basis. Mr. Persson further will be entitled to receive a yearly bonus during 2019 and in each subsequent year up to a maximum of 50% of his total yearly salary based on his performance as Chief Executive Officer and the financial performance of Neonode. Either Neonode or Mr. Persson may terminate his employment with 6 months’ notice, during which time he will be entitled to receive his monthly salary and all other employment benefits. The terms of the employment agreement with Mr. Persson contain other customary provisions. In addition, upon the commencement of his employment, the Board of Directors intends to award Mr. Persson options to purchase 300,000 shares of Neonode common stock at a price of $1.50 per share exercisable for three years.

As previously announced, Andreas Bunge has served as interim Chief Executive Officer of Neonode since January 1, 2018 and he will remain in that role until Mr. Persson becomes Chief Executive Officer on April 1, 2018. In connection with that transition, Neonode through its Swedish subsidiary, Neonode Technologies AB, entered into a consulting agreement on February 12, 2018 with Mr. Bunge’s private holding company, Merkatura AB. The purpose of the consulting agreement is so that Mr. Bunge can be compensated for his services as interim Chief Executive Officer. Under the terms of the consulting agreement. Neonode will pay a fee of SEK 126,000 (approximately US$15,500) per month for Mr. Bunge’s services as interim Chief Executive Office retroactive to January 1, 2018. The consulting agreement may be terminated at any time without notice. Neonode intends to terminate the consulting agreement immediately prior to Mr. Persson’s commencement as Chief Executive Officer. Mr. Bunge is currently and will remain a member of the Board of Directors of Neonode immediately following the conclusion of his services as interim Chief Executive Officer.

The summaries above of the employment agreement with Mr. Persson and consulting agreement with Mr. Bunge are qualified in their entirety by reference to the actual agreements, a copy of each of which is filed as an exhibit to this current report on Form 8-K and incorporated herein by reference.

In addition, as of February 12, 2018, Per Bystedt and Thomas Eriksson resigned as members of the Board of Directors. Neonode thanks Mr. Bystedt and Mr. Eriksson for their many years of service to our company.

A copy of the press release announcing the appointment of Mr. Persson and the resignations of Messrs. Bystedt and Eriksson is furnished as an exhibit to this current report on Form 8-K and incorporated herein by reference.

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual performance or achievements to be materially different from any expressed or implied by these forward-looking statements. Although Neonode management believes that the forward-looking statements contained in this current report are reasonable, no assurance can be given that these expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement of Håkan Persson, dated February 12, 2018
10.2	Consulting Agreement for Andreas Bunge, dated February 12, 2018
99.1	Press Release dated February 12, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEONODE INC.

Date: February 15, 2018	By:	/s/ Lars Lindqvist
	Name:	Lars Lindqvist
	Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary

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